Exhibit 10.3

SOURCE INTERLINK COMPANIES, INC.

2007 OMNIBUS LONG-TERM COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Agreement is entered into as of               , 20    , between Source Interlink Companies, Inc., a Delaware corporation (the “Company”), and                            (the “Recipient”).

The Company has awarded restricted stock to the Recipient pursuant to Article 10 of the Company’s 2007 Omnibus Long-Term Compensation Plan (the “Plan”) and the Recipient desires to accept the award subject to the terms and conditions of this agreement.  All capitalized terms not defined in this Agreement shall have the definition ascribed to such terms in the Plan.

NOW, THEREFORE, the parties agree as follows:

1.             Award of Restricted Stock.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient                shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”).  The Restricted Shares are subject to forfeiture to the Company as set forth in Section 3 below.

2.             Vesting.

2.1           Generally.  All of the Restricted Shares shall initially be unvested, and shall vest with respect to                 of the total Restricted Shares on each of the first three anniversaries of the date of this Agreement.

2.2           Acceleration Upon Death or Disability.  If the Recipient ceases to be employed by or in the service of the Company or any parent or subsidiary corporation of the Company as a result of the Recipient’s death or Disability, all of the Restricted Shares shall immediately vest.

2.3           Special Acceleration upon Change in Control.  All of the Restricted Shares shall immediately vest at any time upon a Change in Control, except a Change in Control pursuant to which the Surviving Company or Parent Company, as applicable, assumes (or substitutes) this Agreement pursuant to the terms of the Plan.

3.             Forfeiture Restriction.  If the Recipient breaches his or her obligations to hold material non-public information about the Company in the strictest confidence or ceases to be employed by or in the service of the Company or any parent or subsidiary corporation of the Company for any reason or for no reason, with or without cause, any Restricted Shares that did not vest pursuant to Section 2 above at or prior to the time of such termination of employment or service shall be forfeited to the Company.  Nothing contained in this Agreement shall confer upon the Recipient any right to be employed by the Company or any parent or subsidiary corporation of the Company or to continue to provide services to the Company or any parent or subsidiary corporation of the Company or to interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company to terminate the Recipient’s services at any time for any reason, with or without cause.

4.             Restriction on Transfer.  The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise.  Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 4 shall be null and void.

5.             Tax Withholding.  The Recipient acknowledges that, on the date (the “Vesting Date”) any portion of the Restricted Shares vests, the Value (as defined below) on that date of such vested Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount.  To satisfy the required withholding amount, the Recipient shall surrender to the Company the number of vested Restricted Shares having a Value equal to the required withholding amount, and the Company shall have the right to cancel such number of vested Restricted Shares without any further action by the Recipient before delivering the balance of the vested Restricted Shares to the Recipient in accordance with Section 7.  For purposes of this Section 5, the “Value” of a Restricted Share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Vesting Date.  Notwithstanding the foregoing, the Recipient may elect with respect to any Vesting Date to pay withholding taxes in cash instead of having vested Restricted Shares withheld to cover taxes by giving notice to the Company in writing at least 15 days prior to the Vesting Date, in which case no vested Restricted Shares shall be delivered to the Recipient until the Recipient shall have paid to the Company in cash any required tax withholding.  The Recipient agrees not to file with respect to any Restricted Shares any election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

6.             Rights as Stockholder; Dividends.  Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, the Recipient shall be the owner of the Restricted Shares with all rights of a stockholder, including the right to vote the Restricted Shares and to receive ordinary dividends payable with respect to the Restricted Shares from the date of this Agreement.  Until the Restricted Shares become vested, they will not be treated as issued shares for federal income tax purposes and dividends paid to the Recipient with respect to the Restricted Shares will be treated for federal income tax purposes as additional compensation subject to applicable withholding.

7.             Stock Certificate.  To secure the rights of the Company under Sections 3 and 5, the Company will retain the certificate or certificates representing the Restricted Shares.  Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient.  After the Restricted Shares have vested and all required withholding has been paid to the Company in connection with such vesting, the Company shall deliver a certificate for the remaining vested Restricted Shares to the Recipient.

8.             Additional Company Shares.  If, prior to vesting of Restricted Shares, the outstanding Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of Common Stock that are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

9.             Restrictive Legends.  Stock certificates for shares issued under this Agreement may bear the following legends:

The shares represented by this certificate are subject to a Restricted Stock Agreement between the registered owner and Source Interlink Companies, Inc., which restricts the transferability of the shares.  A copy of the agreement is on file with the Secretary of Source Interlink Companies, Inc.

10.          Miscellaneous.

10.1         Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

10.2         Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Secretary, at its principal executive offices, or to the Recipient at the address of the Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3         Rights and Benefits.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

10.4         Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5         Applicable Law.  The terms and conditions of this Agreement shall be governed by the laws of the State of Delaware.

10.6         Headings.  The headings in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

10.7         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

10.8         Committee Determinations.  The Recipient agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOURCE INTERLINK COMPANIES, INC.	RECIPIENT

By:	By:
Name:	Name:
Title: